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                                                                    Exhibit 5

                         [MCCARTHY TETRAULT LETTERHEAD]


                                                      Montreal, May 4, 1999


Phoenix International Life Sciences Inc.
2350 Cohen Street
Ville St-Laurent, Quebec
H4R 2N6

           Re:      Phoenix International Life Sciences Inc.
                    Registration Statement on Form S-8
                    ----------------------------------------

Sirs:

           We have acted as Canadian counsel to Phoenix International Life Sciences Inc., a Canada corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed under the SECURITIES ACT OF 1933, as amended, for the registration of o common shares (the "Shares") of no par value of the Company reserved for sale and issuance by the Company pursuant to (1) the Company's Key Employee Share Option Plan (the "Phoenix Plan") and
(ii) the Chrysalis International Corporation 1996 Stock Option Plan, the DNX Corporation 1991 Stock Option Plan and the DNX Corporation 1988 Stock Plan (collectively, the "Chrysalis Plan'').

           In this connection, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

           In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the capacity and power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties and the validity and binding effect thereof. As to any facts material to the opinions expressed herein, we have relied upon certificates of public officials and statements or certificates of other officers or representatives of the Company.

           We express no opinion concerning any law other than the substantive law of the Province of Quebec and the laws of Canada applicable therein.

           Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued for value in accordance with the terms and conditions of the Phoenix Plan or the Chrysalis Plans, as the case may be,and pursuant to the Registration Statement, will be validly issued as fully paid and non-assessable.

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           We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement.

           This opinion relates exclusively to the filing of the aforementioned Registration Statement and is for the sole use and benefit to the parties to whom it is addressed. Accordingly, it cannot be relied upon by any other person without our express written consent and without the express written consent of the Company.

                                           Very truly yours,

                                           McCarthy Tetrault